EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED FEBRUARY 15, 2005

February 15, 2005

Dear NTS Mortgage Income Fund Shareholder:

        On April 1, 2005, we learned of an offer by CMG Partners, LLC to purchase your shares in NTS Mortgage Income Fund for $3.25 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As management of NTS Mortgage Income Fund, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. We believe that CMG’s offer is improperly made and fails to comply with the rules and guidelines applicable to these offers. We recommend that you reject the offer.

        We believe that CMG has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to CMG, you will only have the right to withdraw your shares for a period of ten (10) days. Under SEC rules, you would be able to withdraw at any time until the closing of the tender. Also, CMG’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if shareholders tender more interests than CMG desires to purchase. Under SEC rules, CMG would be required to accept tenders on a pro rata basis. Finally, CMG’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example:

    1.        Method of Determining the Offer Price. CMG fails to clearly summarize how it determined its offer price. The only reference to the method of determination is a vague statement that CMG applied a discount to the book value of NTS Mortgage Income Fund’s shares.

    2.        Identity of Bidder: CMG fails to completely and accurately disclose information about itself, including information about its control persons and promoters.

        Importantly, please note CMG’s “Agreement of Assignment and Transfer” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept CMG’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and CMG accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund

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